POWER OF ATTORNEY

I hereby appoint Bennett MacDougall, Brendan Eccleston, Chao Huang, John J. Gorman, Marc P. Levy, Gregory Sobczak or Jeffrey S. Cass to each act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4 or 5 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Messrs. MacDougall, Eccleston, Huang, Gorman, Levy, Sobczak or Cass in writing that his authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on May 17, 2024.

By	/s/ James Nigro James Nigro

In presence of	/s/ Mary Louise Festa

at	Iselin New Jersey City State